Alchemy Enterprises, Ltd closes $12 million equity funding to enable continued development of electric power cell technology with NASA’s Jet Propulsion Lab

Scottsdale, AZ (BUSINESS WIRE) – Alchemy Enterprises, Ltd. (OTC BB: ACHM), the alternative energy company that is developing a new electric power cell technology that it believes will generate and manage electricity to power a broad range of applications, announced today that it has completed a common stock offering of 34,500,000 shares through Brookstreet Securities Corporation. Gross proceeds of the offering were $12,075,000.

Neil Dabney, the Director of M & A for Brookstreet, stated, “Our investors are excited about the prospects for Alchemy's technology platform.  This placement will continue to fund Alchemy's research and development partnership with NASA's Jet Propulsion Lab and keep the Company on track for deploying its first prototype Electric Power Cell (EPC) unit in a hybrid bus during the first quarter of 2007.”

“It is certainly a real vote of confidence to have the member brokers and clients of such a quality firm as Brookstreet believing in Alchemy’s potential,” said Jonathon Read, Alchemy’s CEO and President.

Alchemy has agreed to register the securities with the SEC under the Securities Act.

About Alchemy Enterprises, Ltd.:

Alchemy Enterprises, Ltd. is an alternative energy company that is developing a new electric power cell technology that it believes will generate and manage electricity to power a broad range of applications, including buses and automobiles. Working in a research and development partnership with NASA’s Jet Propulsion Laboratories, the patent pending electric power cell technology, if developed, may produce a clean, environmentally friendly, re-usable source for electric power and fuel.

Founded in 1999, Alchemy Enterprises, Ltd. is headquartered in Scottsdale, AZ and is a publicly traded company (OTC BB:ACHM). For more information about Alchemy Enterprises. Ltd. please visit www.alchemy-energy.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words 'intend,' 'believe,' 'will,' 'may,' 'could,' 'expect,' 'anticipate,' 'plan,' 'possible' and similar terms. Actual results could differ materially from the results implied by the forward looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

-- the ability to finance activities and maintain financial liquidity;

-- the ability to commercially develop our EPC Technology;

-- changes in consumer preferences or trends;

-- competitive offerings; and,

-- the ability to develop a strong brand identity.

Investor Relations: Pilot Financial Communications Network, Rick Gean (480) 247-2142, info@pilotfcn.com.